EZCORP ANNOUNCES ACQUISITION OF 21 PAWN STORES IN SINALOA, MEXICO
AUSTIN, Texas, December 4, 2017 - EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Latin America, announced that it has acquired 21 pawn stores located in the Mexican state of Sinaloa and operating under the name “Bazareño.” The Bazareño stores make up the largest chain of pawn stores in Culiacan, the capital city of Sinaloa, giving EZCORP the number one position in that market with more than double the store count of its nearest competitor and an important strategic presence in the northwest region of Mexico.
This is EZCORP’s first acquisition in Mexico in over six years, and it continues the company’s strong expansion momentum in Latin America, where 43% of the company’s pawn stores are now located. The company has a total of 894 pawn stores, consisting of 513 in the U.S. and 381 in Latin America, including 269 in Mexico.
Stuart Grimshaw, EZCORP Chief Executive Officer stated: “Our Mexico Pawn business is now growing on all fronts. Our existing Empeño Fácil stores are delivering outstanding PLO and profit growth. We opened ten new stores last fiscal year, have already opened two additional stores since October 1, and expect to open eight more by the end of February. And we have now entered a new market by acquiring the 21 Bazareño stores. With the opening of the planned de novo stores, our expansion initiatives will have increased our store count in Mexico by almost 13% this fiscal year, which will strengthen our position as the second largest for-profit competitor in that high-growth market.
“We expect that this acquisition will be immediately accretive to our earnings, and we see opportunities to grow the profitability of these stores by bringing discipline and focus to the general merchandise pawn loan and retail activities and implementing other best practices and process improvements to enhance the overall customer experience.”
The Bazareño acquisition was completed earlier today, and the purchase price was paid in cash. The company expects to drive synergies by leveraging the back office and support functions of its existing Mexico Pawn business, which is headquartered in Querétaro.
ABOUT EZCORP
EZCORP is a leading provider of pawn loans in the United States and Latin America. We also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. EZCORP is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545